Filed Pursuant to Rule 424(b)(3)
Registration No. 333-284388

PROSPECTUS

176,452,000 Shares of Common Stock

This prospectus relates to the offer and resale by the selling stockholders identified in this prospectus or their donees, pledgees, assignees, transferees, distributees or other successors-in-interest (the “selling stockholders”) of up to an aggregate of 176,452,000 shares (the “Shares”) of our common stock, par value $0.0001 per share (the “common stock”), issued by us in a private placement on December 27, 2024 consisting of (i) 100,000,000 shares of our common stock and (ii) 76,452,000 shares of our common stock issuable upon the exercise of pre-funded warrants to purchase shares of our common stock held by certain selling stockholders (the “Pre-Funded Warrants”).

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale by the selling stockholders of the Shares. We will, however, receive the net proceeds of any Pre-Funded Warrants exercised for cash.

Sales of the Shares by the selling stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may sell Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the Shares, or both.

We are paying the cost of registering the shares of common stock covered by this prospectus as well as various related expenses. The selling stockholders are responsible for all broker or similar commissions related to the offer and sale of their Shares. See the section titled “Plan of Distribution” on page 12 for more information about how the selling stockholders may sell or dispose of their Shares.

Our common stock is listed on the Nasdaq Global Market under the trading symbol “RAPT.” On January 27, 2025, the last reported sale price of our common stock was $1.16 per share.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and the documents incorporated by reference herein and may elect to comply with reduced public company reporting requirements in future filings.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the section titled “Risk Factors” on page 6 of this prospectus and any similar section contained in any amendment or supplement to this prospectus or in any filing with the Securities and Exchange Commission that is incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 27, 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”). Under this registration statement, the selling stockholders may sell from time to time in one or more offerings the common stock described in this prospectus.

This prospectus may be supplemented from time to time by one or more prospectus supplements. Such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information” before deciding to invest in the Shares being offered.

We have not authorized anyone to provide you with information other than the information that we have provided or incorporated by reference in this prospectus and your reliance on any unauthorized information or representation is at your own risk. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our common stock. Our business, financial condition and results of operations may have changed since those dates.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the sections titled “Risk Factors” contained in this prospectus, the applicable prospectus supplement, if any, and any related free writing prospectus, and under similar sections in the other documents that are incorporated by reference into this prospectus. You should also carefully read the other information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Overview

We are a clinical-stage, immunology-based therapeutics company focused on discovering, developing and commercializing novel therapies for patients living with inflammatory and immunological diseases. Our lead drug candidate, RPT904, is a half-life extended monoclonal antibody (“mAb”) designed to bind free human immunoglobulin E (“IgE”), a key driver of several allergic diseases. We have entered an exclusive license agreement with Shanghai Jemincare Pharmaceutical Co., Ltd (“Jemincare”), a subsidiary of Jiangxi Jemincare Group, under which we have rights to develop and commercialize RPT904 worldwide excluding mainland China, Hong Kong, Macau and Taiwan. As consideration for the license, we paid Jemincare a $35 million upfront license fee and could make up to $672 million in additional payments upon the achievement of specified milestones, as well as pay high single-digit to low double-digit royalties on future net sales. We believe RPT904 could offer patients a potentially improved therapeutic option compared to omalizumab (marketed as Xolair®), an anti-IgE antibody approved for asthma, chronic spontaneous urticaria (“CSU”), chronic rhinosinusitis with nasal polyps and food allergy. In a Phase 1 clinical study, the median half-life of RPT904 was more than two times that of omalizumab at the same dose and RPT904 showed deeper and more sustained reduction of free IgE and higher total IgE accumulation compared to omalizumab at the same dose. We plan to pursue clinical development of RPT904 initially in food allergy and CSU.

Corporate Information

We were incorporated under the laws of the state of Delaware in March 2015 under the name FLX Bio, Inc. In May 2019, we changed our name to RAPT Therapeutics, Inc. Our principal executive offices are located at 561 Eccles Avenue, South San Francisco, CA 94080. Our website address is www.rapt.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this report.

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included herein are the property of their respective owners.

Smaller Reporting Company Status

We are a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) our voting and non-voting common stock held by nonaffiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Private Placement

Securities Purchase Agreement

On December 23, 2024, we entered into a Securities Purchase Agreement (the “Purchase Agreement”), pursuant to which we agreed to issue and sell 176,452,000 Shares, consisting of (i) 100,000,000 shares of our common stock (the “PIPE Shares”) and (ii) 76,452,000 shares of our common stock issuable upon the exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”) (such transaction, the “Private Placement”). The purchase price per PIPE Share was $0.85 and the purchase price per Pre-Funded Warrant was $0.8499. Our total net proceeds from the sale of securities in the Private Placement, after deducting commissions to the placement agent and offering expenses, were approximately $143.5 million, which does not include any proceeds that may be received upon exercise of any Pre-Funded Warrants issued in the Private Placement for cash. The closing of the Private Placement occurred on December 27, 2024.

Pre-Funded Warrants

The Pre-Funded Warrants have an exercise price of $0.0001 per share, are exercisable immediately and are exercisable until a Pre-Funded Warrant is exercised in full. In lieu of making the cash payment upon exercise of a Pre-Funded Warrant, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Pre-Funded Warrants.

Under the terms of the Pre-Funded Warrants, we may not give effect to the exercise of any such Pre-Funded Warrant, and a holder will not be entitled to exercise any portion of any such Pre-Funded Warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed 4.99% or 9.99%, as applicable, of the number of shares of common stock outstanding immediately after giving effect to such exercise, which percentage may be increased or decreased at the holder’s election upon notice to us, up to 19.99%; provided that any such increase will not be effective until the 61st day after delivery of such notice.

Registration Rights Agreement

In connection with the Private Placement, we entered into a registration rights agreement (the “RRA”) with the selling stockholders, pursuant to which we agreed to register for resale the PIPE Shares and the Pre-Funded Warrant Shares. Under the RRA, we agreed to file a registration statement covering the resale by the selling stockholders of the Shares no later than 30 days following the closing of the Private Placement and to use reasonable efforts to have the registration statement declared effective at the earliest possible date but no later than the earlier of (a) the 75th calendar day following the initial filing date of the registration statement if the SEC notifies us that it will review the registration statement and (b) the fifth business day after the date the SEC notifies us that the registration statement will not be reviewed or be subject to further review. The registration statement of which this prospectus forms a part is being filed in part to satisfy the requirements of the RRA.

The Offering

Shares of common stock offered by the selling stockholders	We are registering the resale by the selling stockholders of an aggregate of 176,452,000 Shares, consisting of:

•	up to 100,000,000 PIPE Shares; and

•	up to 76,452,000 Pre-Funded Warrant Shares

Terms of the offering	Each selling stockholder will determine when and how it will sell the common stock offered in this prospectus, as described in the “Plan of Distribution” on page 12.

Use of proceeds	We will not receive any proceeds from the sale of the Shares. We will, however, receive the exercise price of $0.0001 per share of any of the Pre-Funded Warrants exercised for cash.

Risk Factors	See “Risk Factors” on page 6 for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq Global Market symbol	“RAPT”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	estimates of our total addressable market, future revenue, expenses, capital requirements and our needs for additional financing;

•

the initiation, cost, timing, progress and results of research and development activities, preclinical studies and clinical trials with respect to RPT904, tivumecirnon (FLX475) and other potential future drug candidates;

•	our ability to identify, develop and commercialize drug candidates;

•	our ability to advance RPT904, tivumecirnon or other future drug candidates into, and successfully complete, preclinical studies and clinical or field trials;

•

our ability to obtain and maintain regulatory approval of RPT904, tivumecirnon or other future drug candidates, and any related restrictions, limitations and/or warnings in the label of an approved drug candidate;

•	our ability to develop and expand our drug discovery and development engine;

•	our ability to identify drug candidates using our drug discovery and development engine;

•	our ability to obtain funding for our operations;

•	our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately under those arrangements;

•	our ability to obtain and maintain intellectual property protection for our technology and any of our drug candidates;

•	our ability to successfully commercialize any of our drug candidates;

•	the rate and degree of market acceptance of any of our drug candidates;

•	regulatory developments in the United States and international jurisdictions;

•	potential liability lawsuits and penalties related to our technology, our drug candidates and our current and future relationships with third parties;

•	our ability to attract and retain key scientific and management personnel;

•	our ability to effectively manage the growth of our operations;

•	our ability to compete effectively with existing competitors and new market entrants;

•	our expectations regarding uses of proceeds from capital raising transactions;

•	potential effects of extensive government regulation;

•	our financial performance;

•	the volatility of the trading price of our common stock; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors.”

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “plans,” “potential” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these assumptions, risks and uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the heading “Risk Factors” contained in the this prospectus, in any applicable prospectus supplement, in any free writing prospectuses we may authorize for use in connection with a specific offering, and in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectuses that we may authorize for use in connection with a specific offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties discussed in this section and under the sections titled Risk Factors contained in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q for the quarterly periods ended subsequent to our filing of such Annual Report on Form 10-K, as well as any amendments or updates to our risk factors reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus, together with other information in this prospectus, the documents incorporated by reference, any prospectus supplement and any free writing prospectus that we may authorize. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our common stock could decline and you might lose all or part of your investment. Please also read carefully the section titled “Special Note Regarding Forward-Looking Statements.”

Certain of our research and development and manufacturing activities may take place in non-U.S. jurisdictions, such as China, through third-party CROs, collaborators or manufacturers. A significant disruption in the operation of those CROs, collaborators or manufacturers could materially adversely affect our business and results of operations.

We may contract many of our research, manufacturing and preclinical or clinical activities to third parties outside the United States, including without limitation, in China. For example, pursuant to our License Agreement with Jemincare, a company incorporated in People’s Republic of China, we expect Jemincare will provide the initial supply of drug product for certain of our clinical trials and may act as a supplier for our future needs. Any disruption in the operations of Jemincare or other third parties or in their ability to meet our needs, whether as a result of a natural disaster, war, government regulation or other causes, could impair our ability to operate our business on a day-to-day basis and to continue development of our programs. Furthermore, as is the case with Jemincare, since some of these third parties are located outside the United States, we are exposed to the possibility of disruption and increased costs in the event of changes in the policies of the United States or non-U.S. governments, war, political unrest or unstable economic conditions in any of the countries where we conduct such activities. For example, a war or trade war could lead to tariffs, embargoes, sanctions or other limitations on trade, such as those placed on Russia as a result of its ongoing military invasion of Ukraine, may affect our ability to source clinical trial products or other materials from affected third parties or conduct certain research, development or manufacturing activities. In addition, in recent years, China and the United States have implemented certain increasingly protective trade measures with continuing trade tensions, including significant tariff increases, between these countries. If any of these events were to occur it could materially and adversely affect our development timelines, business, financial condition, results of operations and prospects.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of the Shares offered pursuant to this prospectus. Upon any exercise of the Pre-Funded Warrants for cash, the applicable selling stockholder would pay us the exercise price set forth in the applicable Pre-Funded Warrant.

Each Pre-Funded Warrant has an exercise price equal to $0.0001 per share, and if all 76,452,000 Pre-Funded Warrants registered hereunder are exercised on a cash basis, we will receive proceeds of approximately $7,645. We intend to use any proceeds from the exercise of any Pre-Funded Warrants for working capital and general corporate purposes. The Pre-Funded Warrants are exercisable at any time after their original issuance on December 27, 2024 and will not expire until exercised in full.

The Pre-Funded Warrants are exercisable on a net exercise cashless basis. If any of the Pre-Funded Warrants are exercised on a cashless basis, we would not receive any cash payment from the applicable selling stockholder upon any such exercise.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our common stock to be sold by the selling stockholders pursuant to this prospectus. Other than registration expenses, the selling stockholders will bear their own broker or similar commissions payable with respect to sales of the Shares.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders consist of the (i) the PIPE Shares and (ii) the Pre-Funded Warrant Shares. For additional information regarding the issuance of the PIPE Shares and Pre-Funded Warrants in connection with the Private Placement, see the section “Prospectus Summary—Recent Developments–Private Placement” above. We are registering the resale of the PIPE Shares issued to the selling stockholders and the Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants in order to permit such selling stockholders to offer the Shares for resale from time to time.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. This information has been obtained from the selling stockholders or in Schedules 13G or 13D and other public documents filed with the SEC. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of shares of common stock, PIPE Shares and Pre-Funded Warrant Shares, as of January 13, 2025, assuming exercise of the Pre-Funded Warrants held by the selling stockholders on that date, after giving effect to any limitations on exercise. The third column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. The percentage of shares beneficially owned after the offering in the fifth column is based on 132,006,828 shares of common stock outstanding as of January 13, 2025.

In accordance with the terms of the RRA, this prospectus covers the resale of the sum of (i) the PIPE Shares and (ii) the maximum number of Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants issued in the Private Placement. This maximum amount is determined as if the outstanding Pre-Funded Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, subject to adjustment as provided in the RRA and without regard to any limitations on the exercise of the Pre-Funded Warrants. Under the terms of the Pre-Funded Warrants, a selling stockholder may not exercise the Pre-Funded Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable to each holder, of the number of shares of our common stock outstanding following such exercise (for purposes of the denominator, immediately after giving effect to the issuance of shares of common stock to be issued upon the applicable exercise of such Pre-Funded Warrant). The number of shares in the third column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See the section “Plan of Distribution.”

	Beneficial Ownership Before Offering			Maximum Number of Shares Offered(1)	Beneficial Ownership After Offering
Name	Number of Shares		Percentage of Shares		Number of Shares	Percentage of Shares
Entities affiliated with Biotechnology Value Fund, L.P.	11,764,000	(2)	8.74%	11,764,000	—	—
Deep Track Biotechnology Master Fund, Ltd.	13,983,940	(3)	9.99%	14,116,000	—	—
Foresite Capital Fund VI LP	12,544,914	(4)	9.50%	22,352,000	—	—
Entities affiliated with Medicxi IV LP	22,352,000	(5)	16.93%	22,352,000	—	—
Entities affiliated with OrbiMed Advisors LLC	13,193,277	6)	9.99%	17,644,000	—	—
Perceptive Life Sciences Master Fund, Ltd.	5,880,000	(7)	4.45%	5,880,000	—	—

	Beneficial Ownership Before Offering			Maximum Number of Shares Offered(1)	Beneficial Ownership After Offering
Name	Number of Shares		Percentage of Shares		Number of Shares	Percentage of Shares
Entities affiliated with Redmile Group, LLC	13,932,449	(8)	9.99%	17,644,000	4,490,773	2.1%
Entities affiliated with RTW Investments, L.P.	11,764,000	(9)	8.91%	11,764,000	—	—
TCG IV Funds	6,865,956	(10)	4.99%	29,408,000	1,278,450	*
TCG Crossover Fund II, LP	13,193,277	(11)	9.99%	23,528,000	—	—

*	Percentage not listed if less than 1%.
(1)

For calculations for the number of Shares being offered pursuant to this prospectus, we are assuming, in accordance with the RRA, the exercise in full of all of the Pre-Funded Warrants without regard to any beneficial ownership limitations on exercise as described above and as set forth in the Pre-Funded Warrants.

(2)

Includes (i) (a) 4,747,700 PIPE Shares and (b) 1,298,481 Pre-Funded Warrant Shares held by Biotechnology Value Fund, L.P. (“BVF”), (ii) (a) 3,835,620 PIPE Shares and (b) 1,049,031 Pre-Funded Warrant Shares held by Biotechnology Value Fund II, L.P. (“BVF II”), (iii) (a) 477,406 PIPE Shares and (b) 130,569 Pre-Funded Warrant Shares held by Biotechnology Value Trading Fund OS LP (“BVF Trading”) and (iv) (a) 176,830 PIPE Shares and (b) 48,363 Pre-Funded Warrant Shares held by MSI BVF SPV, LLC (“MSI BVF” and together with BVF, BVF II and BVF Trading, the “BVF Entities”). BVF I GP LLC, as general partner of BVF, may be deemed to beneficially own the shares held by BVF. BVF II GP LLC, as general partner of BVF II, may be deemed to beneficially own the shares held by BVF II. BVF GP Holdings LLC, as the sole member of BVF I GP LLC and BVF II GP LLC, may be deemed to beneficially own the shares beneficially owned by BVF and BVF II. BVF Partners OS Ltd, as general partner of BVF Trading, may be deemed to beneficially own the shares beneficially owned by BVF Trading. BVF Partners L.P., or BVF Partners, as the sole member of BVF Partners OS Ltd. and the investment adviser of each of BVF, BVF II, BVF Trading and MSI, may be deemed to beneficially own the shares beneficially owned by BVF, BVF II, BVF Trading and MSI. BVF Inc., as general partner of BVF Partners, and Mark N. Lampert, as officer and director of BVF Inc., may be deemed to beneficially own the shares beneficially owned by BVF Partners and has shared voting and dispositive power over such shares. Each of BVF I GP LLC, BVF II GP LLC, BVF GP Holdings LLC, BVF Partners OS Ltd., BVF Partners, BVF Inc. and Mr. Lampert disclaim beneficial ownership over the shares. The principal business address of the BVF Entities is 44 Montgomery Street, 40th Floor, San Francisco, CA 94104.

(3)

Includes (i) 6,011,380 PIPE Shares and (ii) 7,972,560 Pre-Funded Warrant Shares. Excludes 132,060 Pre-Funded Warrant Shares issuable to Deep Track Biotechnology Master Fund, Ltd. in connection with the Private Placement, which Pre-Funded Warrants are not exercisable within 60 days of January 13, 2025 by virtue of the beneficial ownership limitations described above. Deep Track Capital GP, LLC (the “Deep Track GP”) is the general partner of Deep Track Capital, LP (“Deep Track LP”). Deep Track LP is the investment manager for Deep Track Biotech. David Kroin is the managing member of Deep Track GP. The principal business address for Deep Track Biotech is 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830.

(4)

Includes (i) 12,500,000 PIPE Shares and (ii) 44,914 Pre-Funded Warrant Shares. Excludes 9,807,086 Pre-Funded Warrant Shares issuable to Foresite Capital Fund VI LP (“Foresite Capital”) in connection with the Private Placement, which Pre-Funded Warrants are not exercisable within 60 days of January 13, 2025 by virtue of the beneficial ownership limitations described above. Foresite Capital Management VI, LLC (“FCM VI”), the general partner of Foresite Capital, may be deemed to have sole power to vote these shares, and James Tananbaum, the managing member of FCM VI, may be deemed to have sole power to vote these shares. The principal business address of Foresite Capital is 900 Larkspur Landing Circle, Suite 150, Larkspur, CA 94939.

(5)	Includes (i) 21,977,977 PIPE Shares held by Medicxi IV LP (“Medicxi IV”) and (ii) 374,023 PIPE Shares held by Medicxi Co-Invest IV LP (“Medicxi Co-Invest” and together with Medicxi IV, the “Medicxi

Entities”). Medicxi IV GP, as the general partner of each of the Medicxi Entities, and Medicxi Ventures Management (Jersey) Limited, as the appointed manager of each of the Medicxi Entities, may be deemed to beneficially own the shares beneficially owned by the Medicxi Entities. The principal business address of the Medicxi Entities is 44 Esplanade, St. Helier, Jersey, Channel Islands, JE4 9WG.
(6)

Includes (i) (a) 6,567,630 PIPE Shares and (b) 29,009 Pre-Funded Warrant Shares held by OrbiMed Genesis Master Fund, L.P. (“OrbiMed Genesis”) and (ii) (a) 6,567,630 PIPE Shares and (b) 29,008 Pre-Funded Warrant Shares held by OrbiMed Private Investments IX, LP (“OPI IX” and together with OrbiMed Genesis, the “OrbiMed Entities”). Excludes 4,450,723 Pre-Funded Warrant Shares issuable to the OrbiMed Entities in connection with the Private Placement, which Pre-Funded Warrants are not exercisable within 60 days of January 13, 2025 by virtue of the beneficial ownership limitations described above. OrbiMed Genesis GP LLC (“Genesis GP”) is the general partner of OrbiMed Genesis, and OrbiMed Advisors LLC (“OrbiMed Advisors”) is the managing member of Genesis GP. OrbiMed Advisors exercises investment and voting power through a management committee comprising Carl L. Gordon, Sven H. Borho and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by OrbiMed Genesis, except to the extent of his pecuniary interest therein if any. OrbiMed Capital GP IX LLC (“GP IX”) is the general partner of OPI IX, and OrbiMed Advisors is the managing member of GP IX. By virtue of such relationships, GP IX and OrbiMed Advisors may be deemed to have voting power and investment power over the securities held by OPI IX and as a result, may be deemed to have beneficial ownership over such securities. OrbiMed Advisors exercises voting and investment power through a management committee comprising Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by OPI IX. The principal business address of the OrbiMed Entities is 601 Lexington Avenue, 54th Floor, New York, NY 10022.

(7)

Consists of 5,880,000 PIPE Shares. Joseph Edelman is the managing member of the Perceptive Life Sciences Master Fund Ltd. and in his capacity as Chief Executive Officer and Portfolio Manager has sole voting power over the securities. The principal business address of Perceptive Life Sciences Master Fund, Ltd. is c/o Perceptive Advisors LLC, 51 Astor Place, 10th Floor, New York, NY 10003.

(8)

Includes (i) (a) 102,191 PIPE Shares and (b) 7,457,132 shares of common stock issuable upon the exercise of outstanding pre-funded warrants (including 3,457,132 Pre-Funded Warrant Shares) held by Redmile Biopharma Investments III, L.P. (“Redmile Biopharma”), (ii) 4,042,190 PIPE Shares held by Redmile Strategic Long Only Trading Sub, Ltd. (“Redmile Long”), (iii) 1,840,163 PIPE Shares held by Redmile Strategic Trading Sub, Ltd. (“Redmile Trading” and together with Redmile Biopharma and Redmile Long, the “Redmile Funds”) and (iv) 490,773 shares of common stock held by certain funds managed by Redmile Group, LLC (“Redmile Group”). Excludes 8,202,324 Pre-Funded Warrant Shares issuable to Redmile Biopharma in connection with the Private Placement, which Pre-Funded Warrants are not exercisable within 60 days of January 13, 2025 by virtue of the beneficial ownership limitations described above. Redmile Group is the investment manager to each of the entities listed in (i) to (iv) above and, in such capacity, exercises voting and investment power over all of the securities held by such entities and may be deemed to be the beneficial owner of these securities. Jeremy C. Green serves as the principal of Redmile Group and also may be deemed to be the beneficial owner of these securities. Redmile Group and Mr. Green each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The address of the Redmile Funds is c/o Redmile Group, LLC, One Letterman Drive, Building D, Suite D3-300, San Francisco, California 94129.

(9)

Includes 11,764,000 PIPE Shares held in the aggregate by RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Biotech Opportunities Ltd (the “RTW Funds”). RTW Investments, LP (“RTW”), in its capacity as the investment manager of the RTW Funds, has the power to vote and the power to direct the disposition of the shares held by the RTW Funds. Accordingly, RTW may be deemed to be the beneficial owner of such securities. Roderick Wong, M.D., as the Managing Partner of RTW, has the power to direct the vote and disposition of the securities held by RTW. Dr. Wong disclaims beneficial ownership of the shares held by the RTW Funds, except to the extent of his pecuniary interest therein. The address and principal office of RTW Investments, LP is 40 10th Avenue, Floor 7, New York, NY 10014, and the address of Dr. Wong and each of the RTW Funds is c/o RTW Investments, LP, 40 10th Avenue, Floor 7, New York, NY 10014.
(10)

Includes (i) 1,236,261 shares of common stock held by The Column Group IV, LP (“TCG IV LP”), (ii) 42,189 shares of common stock held by The Column Group IV-A, LP (“TCG IV-A LP” and together with TCG IV LP, the “TCG IV Funds”) and (iii) 5,587,506 Pre-Funded Warrant Shares issuable to upon exercise of the Pre-Funded Warrants held by the TCG IV Funds. Excludes 23,820,494 Pre-Funded Warrant Shares issuable upon exercise of Pre-Funded Warrants held by the TCG IV Funds, which Pre-Funded Warrants are not exercisable within 60 days of January 13, 2025 by virtue of the beneficial ownership limitations described above. The Column Group IV GP, LP (“TCG IV GP LP”) is the general partner of TCG IV LP and TCG IV-A LP and may be deemed to have voting, investment and dispositive power with respect to these securities. TCG IV GP LLC (“TCG IV LLC”) is the general partner of TCG IV GP LP and the ultimate general partner of TCG IV LP and TCG IV-A LP and may be deemed to have voting, investment and dispositive power with respect to these securities. David Goeddel, Peter Svennilson and Tim Kutzkey (collectively, the “TGC IV Managing Members”) are the managing members of TCG IV LLC. The TCG IV Managing Members may be deemed to share voting, investment and dispositive power with respect to such securities. TCG IV GP LP, TCG IV LLC and each of the TCG IV Managing Members disclaim beneficial ownership of these securities, except to the extent of their respective pecuniary interest in such securities. The principal business address for the TCG IV Funds is 1 Letterman Drive, Suite DM-900, San Francisco, CA 94129.

(11)

Includes (i) 13,135,260 PIPE Shares and (ii) 58,017 Pre-Funded Warrant Shares held by TCG Crossover Fund II, LP (“TCGX”). Excludes 10,334,723 Pre-Funded Warrant Shares issuable upon exercise of Pre-Funded Warrants held by TCGX, which Pre-Funded Warrants are not exercisable within 60 days of January 13, 2025 by virtue of the beneficial ownership limitations described above. TCG Crossover GP II, LLC (“TCGX GP”) is the general partner of TCGX and may be deemed to have voting, investment, and dispositive power with respect to these securities. Chen Yu is the sole managing member of TCGX GP and may be deemed to share voting, investment and dispositive power with respect to these securities. TCGX GP and Chen Yu disclaim beneficial ownership of these securities, except to the extent of their respective pecuniary interest in such securities. The principal business address for TCGX is c/o TCG Crossover Management, LLC, 705 High Street, Palo Alto, California 94301.

Relationship with Selling Stockholders

Brian Wong, M.D., Ph.D., who is a member of our Board of Directors, holds the title of Venture Partner with The Column Group. Dr. Wong does not have any voting, investment or dispositive power with respect to the securities held by the TCG IV Funds or their affiliates.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of the Shares or interests therein:

•	distributions to members, partners, stockholders or other equityholders of the selling stockholders;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales and settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Pre-Funded Warrants by payment of cash, however, we will receive the exercise price of the Pre-Funded Warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the selling stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of: (i) the date on which the selling stockholders shall have resold or otherwise disposed of all the shares covered by this prospectus and (ii) the date on which the shares covered by this prospectus no longer constitute “Registrable Securities” as such term is defined in the RRA, such that they may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations and without current public information pursuant to Rule 144 under the Securities Act or any other rule of similar effect.

LEGAL MATTERS

Cooley LLP, Chicago, Illinois, will pass upon the validity of the securities offered by this prospectus and any supplement thereto.

EXPERTS

The consolidated financial statements of RAPT Therapeutics, Inc. appearing in RAPT Therapeutics, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. In addition, we maintain a website that contains information about us at www.rapt.com. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-38997):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 7, 2024;

•

our definitive Proxy Statement on Schedule 14A, filed with the SEC on April 5, 2024 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the SEC on May 9, 2024, August 8, 2024 and November 12, 2024, respectively;

•	our Current Reports on Form 8-K filed with the SEC on February 20, 2024, May 23, 2024, July 19, 2024, November 15, 2024, December 23, 2024, December 23, 2024 and January 6, 2025; and

•

the description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on July  22, 2019, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to RAPT Therapeutics, Inc., Attn: Chief Financial Officer, 561 Eccles Avenue, South San Francisco, California 94080; telephone: (650) 489-9000.

176,452,000 Shares of Common Stock

PROSPECTUS

January 27, 2025